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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                       CONTACT: GERALD MULLIGAN
                                                     President & CEO
                                                     978-725-7566


LAWRENCE SAVINGS BANK IS NOW RIVERBANK

North Andover, Massachusetts, June 26, 2006 --- Lawrence Savings Bank President and CEO, Gerald T. Mulligan announced today that the bank has changed its name to RiverBank effective June 26, 2006.

RiverBank is a fresh new name and image to go along with our new attitude and competitive posture. Mr. Mulligan said, "We are changing our name to RiverBank to recognize both the larger region we serve and our commitment to be the best bank in the area." Everyone at RiverBank, from our tellers to our management staff, is committed to providing the highest level of personal service. Along with the new name, RiverBank is introducing better rates and new products and is committed to friendly, local service.

Existing RiverBank customers will see improvements to their accounts, however, their account numbers will not change and they can continue using their Lawrence Savings Bank checks and Debit/ATM cards. The publicly traded holding company name will remain LSB Corporation and our stock symbol will remain LSBX.

RiverBank is a Massachusetts-chartered savings bank organized in 1868. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. RiverBank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.

     The reader is cautioned that this press release may contain certain statements that are "forward-looking statements" within the meaning of
     Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management's expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result of such risk factors and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.


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